As filed with the Securities and Exchange Commission on March 31, 2023

Registration No. 333-219012

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Registration Statement No. 333-219012

SAFEHOLD INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	03-0971238
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1114 Avenue of the Americas, 39th Floor New York, New York 10036 (212) 930-9400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Safety, Income and Growth, Inc. 2017 Equity Incentive Plan

(Full title of the plan)

Jay Sugarman

Chief Executive Officer
1114 Avenue of the Americas, 39th Floor

New York, New York 10036

(212) 930-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Julian T.H. Kleindorfer, Esq.
Lewis W. Kneib, Esq.
Alexa M. Berlin, Esq.
Latham & Watkins LLP
355 South Grand Avenue
Los Angeles, CA 90071
(213) 485-1234

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE - DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-8 of Safehold Inc., a Maryland corporation (the “Registrant”) (File No. 333-219012) (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission on June 28, 2017, registering 907,500 shares of common stock, $0.01 par value per share, under the Safety, Income and Growth, Inc. 2017 Equity Incentive Plan.

On March 31, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 10, 2022, by and among the Registrant and Safehold Inc. (then known as iStar Inc.), a Maryland corporation (“New SAFE”), the Registrant merged with and into New SAFE, at which time the Registrant ceased to exist, New SAFE continued as the surviving corporation, and New SAFE changed its name to “Safehold Inc.” (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings pursuant to the above referenced Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered under such Registration Statement that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Post-Effective Amendment to the Registration Statement on Form S-8 and has duly caused the Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 31, 2023.

SAFEHOLD INC.

By:	/s/ Brett Asnas
Name: Brett Asnas
Title: Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.